Exhibit 14

POLICY STATEMENT

ON

BUSINESS ETHICS AND CONFLICTS OF INTERESTS

I.   INTRODUCTION; CERTIFICATE OF COMPLIANCE

This Policy Statement on Business Ethics and Conflicts of Interests is being issued to employees of SuperDirectories, Inc. (“SuperDirectories” or the Company”) to confirm the Company’s commitment to conduct business in an ethical manner and in full compliance with applicable law.  It is the Company’s expectation that our employees will read and become familiar with the principles expressed in the Policy Statement, and that all employees in the discharge of their responsibilities will adhere to those principles. Employees will be required from time to time to affirm their understanding of these principles and their agreement to adhere to them, by signing the Certificate of Compliance that appears at the end of this Policy Statement, and returning it to management.

II    SUMMARY OF PRINCIPLES; SPECIAL SITUATIONS

SuperDirectories’ employees are expected to comply with all laws governing its operations, and to conduct business in accordance with the highest ethical standards.  SuperDirectories asks the same high standard of conduct of its employees on or off its property.  The following is a summary of principles that guide SuperDirectories’ business practices under these policies.  Although we believe that these principles will address almost every situation, it may be appropriate to consult with management even when a gift or other item falls within the guidelines.  That might be the case when the kind of service provided to SuperDirectories by the outside party is particularly sensitive, or when a gift or entertainment item might be very unusual under the circumstances.  In such cases, SuperDirectories requires that the employee either get advance approval from management, or, where advance approval is not practical, the employee should request approval to retain the item in question.

1.

Employees shall not be involved in any activity, including personal investment that is or gives the appearance of conflict of interest with the business of SuperDirectories.  Outside business interests require the prior approval of SuperDirectories.

2.

Employees dealing with contractors, carriers, suppliers, consultants, customers and other persons having business with the Company, shall conduct such activities in the best interests of SuperDirectories, without favor or preference.

3.

Gifts, hospitality (meals and the like), entertainment or anything of value, beyond commonly recognized limits, shall not be accepted by employees or their family members from any person who has business dealings with SuperDirectories. Gifts, hospitality and entertainment that, because of their nature or value, might reasonably be expected to influence the employee’s independent judgment, are beyond acceptable limits.  Such value will be measured by the usual standard of living of both the employee and the other person.

4.

Under no circumstance may cash payments be made to customers. Other gifts, favors and entertainment extended to customers are to be limited in kind and value.  The terms of a customer’s employee gift policy will be honored by SuperDirectories without exception.

5.

Employees in a subordinate/supervisory relationship are not to exchange favors or gifts that could, or appear, to give rise to an obligation.  Employees may not use Company property as gifts for other employees.

6.

The Company’s property (supplies, personal computers, etc.) is to be used by employees only for the Company’s business purposes. Company property may not be sold or otherwise disposed of, except in the ordinary course of business.  All employees will be expected to properly account for all Company property for which they are responsible.

7.

Employees shall not use SuperDirectories proprietary information or trade secrets, other than as required by SuperDirectories.

8.

SuperDirectories independently and unilaterally determines the prices and terms of sale of its products.  Employees shall not make any agreement with a competitor affecting the prices, terms, or conditions of sale of SuperDirectories products in relation to those of a competitor.  Employees shall not exchange information with respect to prices, cost, or other aspects of competition with any SuperDirectories competitor, or with any other person.

III   FINANCIAL INTERESTS IN OUTSIDE BUSINESSES

1.

A conflict of interest exists if an employee, or an immediate family member of an employee, has a significant financial interest in a competitor of SuperDirectories, or which has business dealings with SuperDirectories.  A “significant financial interest” is one that is so substantial to the employee that it might impair exercise of judgment in the best interest of SuperDirectories.

2.

Before an employee or immediate family member acquires a financial interest (or if such person already has an interest) that appears to create a possible conflict of interest, the employee should promptly disclose the facts in writing to management, so that a determination can be made as to whether a conflict of interest does exist.  The employee will be expected to take whatever action is determined by SuperDirectories to be appropriate to resolve any conflict that it finds to exist.

IV   OTHER INVOLVEMENT IN OUTSIDE BUSINESS

1.

A conflict pf interest exists if an employee engages as a director, officer, employee, promoter or consultant in an outside business which (a) is a competitive business, or (b) has business dealings with SuperDirectories in which the employee participates or is able to exert influence, or, (c) interferes with the employee’s obligation to devote full time and attention to his or her job responsibilities, or (d) operates in a manner which reflects adversely upon SuperDirectories.  A conflict of interest may also arise when an immediate family member is a director, officer, employee, or consultant with a company which is a competitive business, or which has business dealings with SuperDirectories in which the employee participates or is able to exert influence.

2.

Before an employee or immediate family member becomes involved in an outside business (or if such person already is involved) that creates a possible conflict of interest, the employee should promptly disclose the facts in writing to management, so that a determination can be made as to whether a conflict of interest does exist.  The employee will be expected to take whatever action is determined by SuperDirectories to resolve any conflict that it finds to exist.

V    RECEIPT OF EMPLOYMENT-RELATED GIFTS

A    General

1.

No employee or immediate family member may accept from any person or company which has business dealings with SuperDirectories, gifts or gratuities (including favors, consideration, discounts, and the like, which are not generally available to all SuperDirectories employees) which go beyond common courtesies usually associated with accepted business practice.

2.

In no event may a SuperDirectories employee accept in any one year from any person which has business dealings with SuperDirectories, a gift or series of gifts which the employee should reasonably believe has a value exceeding $300.

3.

No employee may accept cash or cash equivalents (gift certificates, credits, etc.) of any amount from any person that has business dealings with SuperDirectories.

4.

In those circumstances where the nature of the relationship with the third party is unusually sensitive or the gift in question seems extraordinary, the employee must either obtain advance approval from management, or, where advance approval is not practical, the employee must request approval to retain the item in question.

B    Entertainment

1.

No employee or immediate family member may accept, from any person having business dealings with SuperDirectories, entertainment, which goes beyond common courtesies usually associated with accepted business practice.

2.

Employees may accept invitations to lunch, dinner, or other social events (ball games, concerts, etc.) as an expression of normal business courtesy, provided that they are not intended to induce special consideration or advantage.

3.

In those circumstances where the nature of the relationship with the third party is unusually sensitive or the event in question seems extraordinary, the employee must obtain advance approval from management.

C     Gifts Between Employees

Employees in a subordinate/supervisory relationship are not to exchange favors or gifts that could or appear to give rise to an obligation.

VI    RELATIONSHIPS WITH CUSTOMERS

A  General

It is recognized that business practices and common courtesy sometimes require that gifts, favors, and entertainment be extended to present or prospective customers.  These occasions are strictly limited and may not involve secret commissions, hidden gratuities, or payments to third parties who might have influence on such customers.

B  Gifts, Favors, and Entertainment

Gifts, favors, and entertainment may be extended to any customer or prospective customer, only if all of the following conditions are met:

1

They are not in violation of any applicable law.

2

They are not for the purpose of securing a preferential customer action, but rather are given as a courtesy for a courtesy received, or to build goodwill, much as one would do socially.

3

They are not in violation of generally accepted ethical standards.

4

They are of such limited value, and are in such form, that they cannot be construed as a bribe or payoff.

5

The customer has not advised that it has a policy against or otherwise limits receipt of gifts, favors, and entertainment by its employees and agents.  Any such customer policy must be adhered to strictly.

Public disclosure of the facts surrounding them would not embarrass SuperDirectories or the customer in any way.

CERTIFICATE OF COMPLIANCE

I have read and understand the SuperDirectories, Inc. Policy Statement on Business Ethics and Conflicts of Interests.  This will confirm that I will adhere in all respects to the principles and rules contained in the Policy Statement.  If I am in doubt about whether any given proposed conduct will be in compliance with such principles and rules, I will seek (and follow) guidance as required by the Policy Statement. I further confirm my understanding that any failure to comply with these principles and rules will subject me to disciplinary action, up to and including dismissal from employment with the Company.

I certify to the Company that I am not in violation of the Policy Statement, unless I have noted such violation in a signed Statement of Exception attached to this Certificate.

______________________

(Signature)

______________________

Name – please print

______________________

Position

_______________________

Date

[_] A Statement of Exceptions is attached

[_] No statement of Exceptions is attached.